Exhibit 10.1
Summary of Certain Officer Compensation Arrangements
Effective July 1, 2008
     The following table presents, effective July 1, 2008, the base salary and 2008 target bonuses (as a percentage of base salary) for Pride’s named executive officers who are currently executive officers of the company.

Name	Salary	Target Bonus
Louis A. Raspino	$950,000	100%
Rodney W. Eads	$560,000	75%
Brian C. Voegele	$425,000	65%
W. Gregory Looser	$402,000	60%
Lonnie D. Bane	$352,000	60%
     Under Pride’s annual incentive compensation plan for 2008, bonuses for executive officers will be paid based on the achievement of specific objectives established by Pride’s Compensation Committee. The objectives under the plan for 2008 (with target weight) consist of earnings per share (30%), operating and general and administrative expense control (15%), operating efficiency (10%), working capital (10%), safety performance on a company-wide basis (10%) and personal performance goals (25%). The maximum bonus equals two times the target bonus.